Exhibit 99.1

PETMED EXPRESS D/B/A 1-800-PETMEDS

ANNOUNCES ITS FIRST QUARTER FINANCIAL RESULTS

Pompano Beach, Florida, July 19, 2010 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended June 30, 2010.  Net sales for the quarter ended June 30, 2010 were $74.4 million, compared to $77.2 million for the quarter ended June 30, 2009, a decrease of 3.6%.  Net income was $7.2 million, or $0.32 diluted per share, for the quarter ended June 30, 2010, compared to net income of $8.1 million, or $0.36 diluted per share, for the quarter ended June 30, 2009, an 11% decrease to EPS.  Reorder sales increased by 7%, from $54.0 million to $57.6 million for the quarters ended June 30, 2009 and 2010, respectively.

Menderes Akdag, CEO and President, commented: “It has been a challenging quarter due to a reduction in our advertising exposure, which is attributed to the lack of availability of television remnant space at affordable prices, combined with consumers giving greater consideration to price and reducing their usage.  Our online sales increased by 1% to $52.3 million for the quarter, compared to $51.8 million for the prior quarter, with approximately 70% of our orders being generated from our website during the quarter compared to 67% in the prior quarter.  We continued leveraging our operating expenses, which as a percent of sales improved 91 basis points compared to the same quarter in the prior year.  Our focus in fiscal 2011 is conversion optimization, and the expansion of our product offerings into pet supplies.”

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results.  To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (210) 234-0009.  Callers will be required to supply PETMEDS as the passcode.  For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on July 19, 2010 until August 2, 2010 at 11:59 P.M.  To access the replay, call (866) 421-3831 (toll free) or (203) 369-0808, and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs, cats, and horses at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan.  Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2010.  The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 954-979-5995.

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Exhibit 99.1 Page 1 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2010	2010

ASSETS

Current assets:
Cash and cash equivalents	$66,886,745	$53,143,450
Short term investments - available for sale	10,025,067	-
Accounts receivable, less allowance for doubtful
accounts of $6,667 and $5,236, respectively	2,670,883	2,097,057
Inventories - finished goods	15,784,538	29,063,640
Prepaid expenses and other current assets	882,714	610,067
Deferred tax assets	1,457,400	1,255,282
Prepaid income taxes	-	329,388
Total current assets	97,707,347	86,498,884

Long term investments	12,392,125	12,392,125
Property and equipment, net	4,209,054	4,428,849
Intangible asset	850,000	850,000

Total assets	$115,158,526	$104,169,858

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,019,543	$4,775,665
Income taxes payable	3,841,651	-
Accrued expenses and other current liabilities	2,474,552	2,311,589
Total current liabilities	12,335,746	7,087,254

Deferred tax liabilities	803,556	225,391

Total liabilities:	13,139,302	7,312,645

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized;
2,500 convertible shares issued and outstanding with a
liquidation preference of $4 per share	8,898	8,898
Common stock, $.001 par value, 40,000,000 shares authorized;
22,980,907 and 22,989,618 shares issued and outstanding, respectively	22,981	22,990
Additional paid-in capital	2,859,265	2,627,807
Retained earnings	99,231,244	94,305,393
Less: treasury stock, at cost; 195 and 0 shares, respectively	(3,375)	-
Accumulated other comprehensive loss	(99,789)	(107,875)

Total shareholders' equity	102,019,224	96,857,213

Total liabilities and shareholders' equity	$115,158,526	$104,169,858

Exhibit 99.1 Page 2 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	June 30,
	2010	2009

Sales	$74,368,903	$77,168,582
Cost of sales	47,143,032	47,882,455

Gross profit	27,225,871	29,286,127

Operating expenses:
General and administrative	6,207,998	6,493,360
Advertising	8,840,272	9,871,809
Depreciation and amortization	350,363	322,335
Total operating expenses	15,398,633	16,687,504

Income from operations	11,827,238	12,598,623

Other income:
Interest income, net	66,027	61,420
Other, net	2,622	1,585
Total other income	68,649	63,005

Income before provision for income taxes	11,895,887	12,661,628

Provision for income taxes	4,671,291	4,586,852

Net income	$7,224,596	$8,074,776

Net income per common share:
Basic	$0.32	$0.36
Diluted	$0.32	$0.36

Weighted average number of common shares outstanding:
Basic	22,721,949	22,523,962
Diluted	22,867,663	22,681,612

Cash dividends declared per common share	$0.10	$-

Exhibit 99.1 Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net income	$7,224,596	$8,074,776
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	350,363	322,335
Share based compensation	522,502	337,027
Deferred income taxes	376,047	96,728
Bad debt expense	7,893	23,378
(Increase) decrease in operating assets
and increase (decrease) in liabilities:
Accounts receivable	(581,719)	(455,506)
Inventories - finished goods	13,279,102	10,644,326
Prepaid income taxes	329,388	361,743
Prepaid expenses and other current assets	(272,647)	(170,978)
Accounts payable	1,243,878	5,460,799
Income taxes payable	3,841,651	4,019,300
Accrued expenses and other current liabilities	142,946	543,055
Net cash provided by operating activities	26,464,000	29,256,983

Cash flows from investing activities:
Net change in investments	(10,016,981)	-
Purchases of property and equipment	(130,568)	(308,492)
Net cash used in investing activities	(10,147,549)	(308,492)

Cash flows from financing activities:
Dividends paid	(2,278,728)	-
Purchases of treasury stock	(670,989)	-
Proceeds from the exercise of stock options	252,356	319,763
Tax benefit related to stock options exercised	124,205	109,082
Net cash (used in) provided by financing activities	(2,573,156)	428,845

Net increase in cash and cash equivalents	13,743,295	29,377,336
Cash and cash equivalents, at beginning of period	53,143,450	30,126,041

Cash and cash equivalents, at end of period	$66,886,745	$59,503,377

Supplemental disclosure of cash flow information:

Property and equipment purchases in accounts payable	$-	$617,522

Dividends payable in accrued expenses	$20,017	$-

Exhibit 99.1 Page 4 of 4